Exhibit 10.2

Execution Version

ADDENDUM TO THE

AMENDED AND RESTATED ACID PURCHASE AGREEMENT

This Addendum (the “Addendum”) to the Amended and Restated Acid Purchase Agreement, dated March 23, 2000 (the “MGA Supply Agreement”), is entered into and effective as of June 29, 2018 (the “Effective Date”) among Innophos, Inc., a Delaware corporation, as the successor in interest under the Agreement to Rhodia Inc. (“Innophos”), PCS Sales (USA), Inc., a Delaware Corporation (“PCSS”), and PCS Nitrogen Fertilizer, L.P., a Delaware limited partnership (“PCSN” and, together with PCSS, “PCS”).

WHEREAS, concurrently with the execution of this Addendum, Innophos, PCS are entering into that certain (i) Termination Agreement, providing for, among other things, the termination of the MGA Supply Agreement upon the satisfaction of certain conditions set forth therein (the “Termination Agreement”) and (ii) Transition PPA Supply Agreement, providing for the temporary supply of low alkali purified wet phosphoric acid (the “Transitional PPA Supply Agreement”); and

WHEREAS, Innophos and PCS wish to amend the MGA Supply Agreement to, among other things, (i) update the term of the MGA Supply Agreement and (ii) include a fee sharing arrangement with respect to the Geismar Plant maintenance.

NOW, THEREFORE, in consideration of the above it is agreed as follows:

I.	Update to Term

Sections 9 and 10 are amended by adding the following at the end of each of those sections as a new Section 9.5 and Section 10.5:

Final Term; Termination. Except as otherwise provided in Section 21.18, this Agreement (including as it relates to the Additional Requirements) shall terminate automatically, without any notice or other action by either party, on the Termination Date (as defined in the Termination Agreement). Subject to Section 13.2(i), in connection with any anticipated Conditional Shutdown (as defined in the Termination Agreement) or Maintenance Shutdown (as defined in Section 13.2), the parties shall use reasonable best efforts to coordinate the shutdown of the Geismar Plant according to a sequencing plan that is consistent with Article 2 of the Termination Agreement.

II.	Definitions

Section 1 is amended by adding the following at the end of that section:

1.4	“Addendum” means the addendum to this Agreement, dated June 29, 2018.

1.5	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to be closed in Chicago, Illinois, New York, New York or Geismar, Louisiana. The parties acknowledge, understand and agree that if a party is obligated to take any action hereunder on a day that is not a Business Day, performance by such party shall be excused until the next Business Day.

1.6	“Governmental Authority” means any government or political subdivision or regulatory body, whether federal, state, local or foreign, or any agency, bureau, board, commission, department or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or tribunal or arbitral body.

1.7	“Proceedings” means any action, suit or legal, civil, criminal, administrative, arbitration, mediation or other alternative dispute resolution proceeding.

1.8	The terms “Ancillary Agreements,” “Closure Date”, “Conditional Shutdown,” “Existing Services Agreement,” “New PPA Supply Agreement,” “Sulfuric Acid Tank Equipment,” “Termination Agreement,” “Termination Date,” “Termination Payment,” “Innophos Releasing Parties” and “PCS Releasing Parties” shall have the same meaning ascribed to them in the Addendum.

III.	Force Majeure

Section 13.1 is amended by adding the following as a new Section 13.1(f):

(f)	The parties acknowledge, understand and agree that Section 13.1 is in all respects subject to the provisions of Section 13.2.

IV.	Fee Sharing Arrangement

Section 13 is amended by adding the following at the end of that section:

13.2 Maintenance of Geismar Plant

(a) Subject to Section 21.18 and the cost sharing mechanism set forth in this Section 13.2, from and after the Effective Date, PCS shall continue to undertake the maintenance of the Geismar Plant (including any maintenance required to address a force majeure event under Section 13.1) that is required to safely operate the Geismar Plant until December 31, 2018 (such maintenance, the “Geismar Maintenance”), and the Monthly Maintenance Costs (as defined below) will be allocated among the parties in accordance with this Section 13.2, provided that PCS will not be obligated to continue to implement Geismar Maintenance following the Closure Date (as defined in the Termination Agreement). “Monthly Maintenance Costs” means all internal direct costs, fully burdened overhead and third-party fees and expenses incurred in connection with the Geismar Maintenance.

(b) From the Effective Date until the Closure Date (the “Maintenance Term”), PCS shall be solely responsible for the Monthly Maintenance Costs that, in the aggregate in any calendar month are less than the Monthly Maintenance Limit. “Monthly Maintenance Limit” means $816,000.

(c) If the aggregate of the Monthly Maintenance Costs in any calendar month during the Maintenance Term exceeds the Monthly Maintenance Limit, (i) subject to clause (d) below, Innophos will be responsible for one-half of the amount exceeding the Monthly Maintenance Limit (the “Innophos Portion”) and PCS shall be responsible for one-half of the amount exceeding the Monthly Maintenance Limit, (ii) PCS will deliver to Innophos on a monthly basis (within ten days of the last day of the applicable calendar month) a written invoice for the Innophos Portion, and (iii) Innophos will be required to pay such billed amounts within 30 days after receipt of the invoice.

(d) Prior to incurring any Monthly Maintenance Costs for Geismar Maintenance that PCS reasonably anticipates will exceed the Monthly Maintenance Limit in any calendar month during the Maintenance Term, PCS will provide written notice of such expenses to Innophos (a “Maintenance Notice”) in accordance with the notification protocol in Exhibit A. Innophos hereby agrees to pay up to $50,000 in respect of the Innophos Portion of any Monthly Maintenance Costs exceeding the Monthly Maintenance Limit (“Pre-Approved Cap”), and PCS shall not require any prior approvals from Innophos to undertake the Geismar Maintenance involving expenses under the Pre-Approved Cap. For any additional expense exceeding the Pre-Approved Cap, Innophos shall advise PCS within three Business Days after receiving a

Maintenance Notice if it is unwilling to pay the Innophos Portion (a “Rejection Notice”); provided, that if PCS is seeking approval for Geismar Maintenance on an emergency basis, PCS shall provide the Maintenance Notice via telephone to the Required Contacts and the Required Contacts must provide a Rejection Notice in writing or by telephone as soon as reasonably practicable but no later than 24 hours after PCS delivers such Maintenance Notice. If Innophos does not deliver a Rejection Notice within three Business Days after receipt of the Maintenance Notice (or, in the case of an emergency situation, as soon as reasonably practicable but no later than 24 hours after the Maintenance Notice is delivered by PCS), then Innophos shall be deemed to have elected to pay the Innophos Portion, in which case PCS shall be required to undertake such Geismar Maintenance in accordance with the terms of this Section 13.2. If a Rejection Notice is delivered, (i) Innophos shall not be responsible to pay the Innophos Portion of such expenses and (ii) PCS shall not be required to undertake such Geismar Maintenance and may permanently shut down the Geismar Plant without any further obligation to provide Green Acid to Innophos or accept Raffinate, except as set forth in Section 13.2(e) (a “Maintenance Shutdown”). “Required Contacts” means the representatives of Innophos identified on Exhibit A.

(e) Upon the occurrence of (i) a Maintenance Shutdown or (ii) a temporary delay of production at the Geismar Plant in connection with a force majeure event under Section 13.1(a), Innophos shall suspend operation of its plant in Geismar, Louisiana (the “Innophos Geismar Plant”) within 48 hours after receipt of a notice of temporary delay in production pursuant to Section 13.1(d) or issuance by Innophos of a Rejection Notice (the “Specified Time Period”) in order to minimize the generation of Raffinate (the “Innophos Suspension Obligation”). If Innophos effectuates the Innophos Suspension Obligation within the Specified Time Period, PCS will be solely responsible for the costs of disposing of any remaining Raffinate in the possession of Innophos that PCS cannot consume. If Innophos fails to effectuate the Innophos Suspension Obligation within the Specified Time Period, then notwithstanding anything to the contrary in this Agreement (as modified by the Addendum), (i) Innophos will be solely responsible for the costs of disposing of any Raffinate produced at the Innophos Geismar Plant after the Specified Time Period that PCS cannot process in the ordinary course at the Geismar Plant, and (ii) Innophos shall indemnify and hold harmless PCS and its affiliates from all losses, claims, liabilities and obligations whatsoever arising out of the failure by Innophos to effectuate the Innophos Suspension Obligation within the Specified Time Period, including the costs of disposing of any Raffinate present at the Innophos Geismar Plant.

(f) At the conclusion of the Maintenance Term, PCS will perform a true-up calculated as follows:

(i) PCS will determine the “Total Maintenance Limit,” calculated as follows: (i) $816,000, multiplied by (ii) the number of full or partial calendar months during the Maintenance Term.

(ii) PCS will determine the “Total Geismar Maintenance Cost,” calculated by aggregating all Monthly Maintenance Costs incurred during the Maintenance Term.

(iii) PCS will determine the “Total Innophos Portions,” calculated by aggregating all Innophos Portions through the time of calculation.

(iv) If the sum of the Total Geismar Maintenance Cost plus the Total Innophos Portions is less than the Total Maintenance Limit, PCS will refund the Total Innophos Portions to Innophos within 30 days of the completion of the true-up calculation described above.

(v) If the Total Geismar Maintenance Cost plus the Total Innophos Portions exceeds the Total Maintenance Limit, Innophos will be entitled to a refund from PCS, calculated as follows, provided that the result is a positive number:

Total Innophos Portions minus ((Total Geismar Maintenance Cost minus Total Maintenance Limit) divided by two)

•	Solely for the purposes of illustration, if the aggregate of the Monthly Maintenance Costs in the (i) first month of the Maintenance Term is $1,150,000, (ii) second month of the Maintenance Term is $500,000, and (iii) third month of the Maintenance Term is $950,000, PCS will have invoiced Total Innophos Portions equal to $234,000.

•	The Total Geismar Maintenance Cost was $2,600,000.

•	The Total Maintenance Limit was $2,448,000.

•	The excess of the Total Geismar Maintenance Cost over the Total Maintenance Limit was $152,000.

•	$234,000 minus ($152,000 / 2) = $158,000 refund due to Innophos.

(g) The cost of any given item of maintenance shall be determined in PCS’s reasonable discretion in good faith; provided, that upon request by Innophos, in order to allow Innophos to verify such costs, PCS shall provide reasonable supporting documentation of third-party costs and costs within the applicable cost center associated with the Geismar Maintenance consistent with the maintenance cost schedule attached hereto as Exhibit B.

(h) Notwithstanding anything in the Termination Agreement to the contrary, the agreement in this Section 13.2 regarding maintenance will remain in full force and effect until it terminates or expires pursuant to the terms herein (including a termination in connection with Section 21.18(a)).

(i) Notwithstanding anything in this Section 13.2 (or any other provision of this Agreement) to the contrary, absent a Conditional Shutdown or Maintenance Shutdown, (i) this Agreement will remain in full force and effect through July 31, 2021 (or July 31, 2031, if extended by Innophos), (ii) each party will retain all rights and remedies under this Agreement, and (iii) PCS will not be obligated to deliver the Termination Payment (as defined in the Termination Agreement) to Innophos.

V.	Remedies

Section 21 is amended by adding the following at the end of the section as a new Section 21.18:

(a) Upon the termination of this Agreement under Section 9.5 or 10.5, the sole remedy for Innophos under this Agreement shall be the conditional supply of low alkali purified wet phosphoric acid pursuant to the terms and conditions under the Transitional PPA Supply Agreement; provided that notwithstanding anything to the contrary contained in this Agreement, if, prior to the termination of this Agreement under Section 9.5 or 10.5, PCS has materially breached (i) this Agreement by failing to (a) undertake the Geismar Maintenance (subject to the terms and conditions of Section 13.2), (b) supply P2O5 or (c) accept Raffinate, in each case in accordance with the terms and conditions herein, or (ii) the Existing Services Agreement (as defined in the Termination Agreement) by failing to provide services and such failure results in a shutdown of the Innophos Geismar Plant for at least 30 consecutive calendar days, or any of the Innophos Releasing Parties files any Proceedings against any of the PCS Releasing Parties, then (w) the releases and covenant not to sue in Section 8.1 of the Termination Agreement shall no longer take effect, (x) PCS will not be obligated to deliver the Termination Payment (as defined in the Termination Agreement), (y) this Agreement will remain effective through July 31, 2021 (or July 31, 2031, if extended by Innophos) except that Section 13.2 (other than clause (i)) shall no longer apply as of such breach, and each party will retain all rights and remedies under this Agreement, and (z) PCS may immediately terminate the Termination Agreement and any or all Ancillary Agreements (as defined in the Termination

Agreement), other than the New PPA Supply Agreement. The parties acknowledge, understand and agree that, notwithstanding anything to the contrary set out in this Agreement, if PCS temporarily shuts down its Geismar Plant pursuant to Section 21.18(c) below and, as a consequence, fails to supply P2O5 or accept Raffinate pursuant to the terms of this Agreement, such failure shall not constitute a “material breach” pursuant to this Section 21.18(a) so long as PCS complies with Section 21.18(c).

(b) Subject to the releases, covenant not to sue and survival periods referenced in Section 8.1 of the Termination Agreement, if Innophos believes in good faith that PCS has breached any of its obligations under this Agreement or the Existing Services Agreement (other than a material breach covered in Section 21.18(a)), then (i) Innophos shall provide written notice to PCS specifying in reasonable detail the nature of the alleged breach as soon as reasonably practicable after Innophos becomes aware of the alleged breach or circumstances that may give rise to a breach, and (ii) PCS shall have three Business Days to commence its cure of such breach and seven Business Days (from the date PCS received notice) to cure such breach. Innophos may not assert or enforce any claim with respect to any alleged breach (other than a material breach covered in Section 21.18(a)) unless PCS fails to commence its cure of such alleged breach within three Business Days following PCS’s receipt of the notice delivered pursuant to the foregoing sentence or cure such alleged breach within seven Business Days following PCS’s receipt of the notice delivered pursuant to the foregoing sentence.

(c) Notwithstanding Section 21.18(a) or (b), (i) a temporary shutdown not to exceed a 24-hour period per calendar week to perform maintenance in the ordinary course of business consistent with past practice, (ii) a temporary shutdown to perform emergency maintenance in the ordinary course of business consistent with past practice that shall not exceed seven consecutive calendar days in any 90-day period and (iii) any other temporary shutdown to perform emergency maintenance, whether or not related to clauses (i) and (ii), that shall not exceed seven consecutive calendar days in any 90-day period, shall not constitute a breach under this Agreement; provided, further that during any temporary maintenance shutdown in the circumstances set forth in (ii) or (iii), PCS shall be required to supply to Innophos a volume of purified phosphoric acid from its Aurora, North Carolina facility to ensure Innophos’ continued operations, consistent with past practices (so long as PCS provides such purified phosphoric acid during such period consistent with past practices, Innophos shall accept such temporary supply of purified phosphoric acid as its sole and exclusive remedy for PCS’s failure to supply P2O5 to, or to accept Raffinate from, Innophos during such period).

(d) In consideration for the transfer of ownership of the Sulfuric Acid Tank Equipment (as defined in the Termination Agreement) under the Termination Agreement, Innophos shall, effective as of the Termination Date (as defined in the Termination Agreement), terminate its existing sulfuric acid supply contract with Eco-Services (the “Eco-Services Agreement”) or otherwise amend the Eco-Services Agreement to relieve PCS of any further liabilities or obligations, including any payment or performance obligation or penalty PCS might incur as a result of the failure to utilize nominated quantities of sulfuric acid under the Eco-Services Agreement or otherwise triggered in connection with the termination of the Eco-Services Agreement (including, without limitation, any termination penalty). Innophos agrees that it shall not take any action to enforce the provisions of Article 7 of this Agreement providing for penalties for failure to utilize nominated quantities of sulfuric acid, including under Sections 7.2(b) and 7.2(c) hereunder, in connection with the Eco-Services Agreement. Innophos acknowledges, understands and agrees that, from and after the Termination Date, PCS will have no further obligations under the Eco-Services Agreement.

VI. Capitalized terms used herein without definition shall have the meanings given to them in the MGA Supply Agreement. Except to the extent expressly amended or supplemented by this Addendum, all provisions of the MGA Supply Agreement remain unchanged and in full force and effect. This Addendum, together with the Termination Agreement, constitutes the entire understanding of the parties with respect to the subject matter herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed by their duly authorized representatives effective as of the day and year first above written.

PCS SALES (USA), INC.

By:	/s/ Susan Jones
Name: Susan Jones
Title: Authorized Person and Executive Vice President, Nutrien Ltd.

PCS NITROGEN FERTILIZER, L.P.

By:	/s/ Susan Jones
Name: Susan Jones
Title: Authorized Person and Executive Vice President, Nutrien Ltd.

INNOPHOS, INC.

By:	/s/ Kim Ann Mink
Name: Kim Ann Mink, Ph.D.
Title: Chairman, President and CEO

[Signature Page to Addendum to Amended and Restated Acid Purchase Agreement]